UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2009

WIND ENERGY AMERICA INC.

(formerly Dotronix, Inc.)

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 100

Eden Prairie, MN 55344

(Address of Principal Executive Offices)(Zip Code)

(952) 746-1313

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation.

On November 20, 2009, Wind Energy America Inc. (the “Company”) closed a financing facility with an Iowa commercial bank (the “bank”) to provide funding through loan agreements between the bank and wholly-owned subsidiaries of the Company. This financing facility would provide up to $2,446,000 if fully funded under the terms of the loan agreements. This funding facility relates to Zachary Ridge LLC and LJ Trust LLC (the “LLCs”), the Company’s two wind farms on Buffalo Ridge in northwestern Iowa which each contain a Gamesa wind turbine of 2 MW (megawatts) rated capacity.

This banking facility provided an initial advance of $400,000 to the LLCs, of which $250,000 satisfied a Promissory Note owed by the Company to the previous owners of the LLCs, and the balance of $150,000 will be utilized to purchase parts and services to complete the commissioning of the Gamesa turbines on the two projects..

The bank also will provide a second advance in the amount of up to $510,000 on the date when the two Gamesa turbines are fully operational, which commercial operation date must be confirmed to the bank by Outland Renewable Energy, the independent contractor conducting the commissioning services for these Gamesa turbines.

A Loan Agreement in the amount of $1,223,000 has been entered into by the bank with each of the two LLCs, a total of $2,446,000, which includes draw provisions for the above-described advances along with the assumption by each LLC of outstanding debt owed by the previous owners of the LLCs to the bank of approximately $767,000, or a total of $1,534,000 of assumed debt for both LLCs. The initial interest rate on each loan is 7.25% per annum, which will reduce to 5.75% per annum when each Gamesa turbine reaches its Commercial Operation Date. The loans are amortized over 15 years with a balloon payment of all remaining principal due after 5 years. At the end of the initial 5-year term, each loan may be extended for two additional 5-year terms amortized over 10 years and 5 years respectively. The interest rate for each loan is fixed for each 5-year extension at a rate of 170 basis points over the 5-year United States Agencies rate as stated by Bankers Bank in Madison, Wisconsin, ten days prior to the date of a loan extension. In any event, a minimum interest rate of 5.25% per annum shall apply for the entire term of the loans and any subsequent extensions.

Other terms of the loan agreements with the bank provide that all bank funding is secured by assets of the LLCs as loan collateral, that the Company must guarantee any loans made to its LLCs, that the Company or the LLCs provide adequate insurance to cover LLC assets and certain business interruption insurance if commercially available with the bank as a Loss Payee on all insurance policies, that revenues from the LLCs are deposited with the bank to be first applied to any outstanding amounts owed to the bank with any balances then forwarded to the Company, that a debt service reserve be maintained with the bank with a minimum balance of $20,000 for each LLC, and that the Company provide the bank with periodic reporting including financial statements of the Company as well as monthly electricity production records of the LLCs.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wind Energy America Inc.
Dated: November 24, 2009
	By:	/s/ Robert O. Knutson
Robert O. Knutson, Managing Director